Exhibit 99.1

January 26, 2006

«First_name» «Last_name»

«Address_1»

«Address_2»

«City», «State» «Zip_Code»

Dear Golden Oval Shareholder;

From time to time Golden Oval receives requests from shareholders for information regarding the company’s financial statements. Therefore, enclosed are the latest quarterly financials for your review.  Additional financial information, including footnotes, can be found on the web at www.sec.gov.

Some of you have requested that the company provide this quarterly financial information on a regular basis.  This could be accomplished at a much lower cost if we could deliver this (and other company information) via email rather than the U.S. Postal Service.

With that in mind we have prepared a questionnaire for you to fill out and return by February 15th.  A self-addressed stamped envelope is enclosed for your convenience.

Sincerely,

Doug Leifermann

CFO/Vice President

☐Yes   ☐No    I (we) would like to receive Golden Oval financial information, as well as other information, by email.  My (our) email address is:

☐Yes   ☐No    I (we) don’t have an email address or don’t care to use our email address to receive this information.  We would like the quarterly financials and other information mailed to me (us).

I (we) have the following program(s) available to us:

☐Yes   ☐No  Word          ☐Yes   ☐No   Excel          ☐Yes   ☐No   Adobe

Shareholder Name(s)

Business Office:

1800 Park Avenue East, P.O. Box 615

Renville, Minnesota  56284

320-329-8182

320-329-8136 (fax)

Website:  www.goldenovaleggs.com

GOLDEN OVAL EGGS, LLC

Consolidated Balance Sheets

November 30, 2005 and August 31, 2005

(In Thousands)

	(Unaudited) November 30, 2005	(Audited) August 31, 2005
Assets
Current assets
Cash and cash equivalents	$540	$690
Accounts receivable	6,259	4,809
Inventories	11,077	11,189
Restricted cash	1,253	917
Other current assets	321	387
Total current assets	19,450	17,992
Property, plant and equipment
Land and land improvements	11,165	11,163
Buildings	37,584	34,782
Equipment	57,594	54,819
Construction in progress	1,828	6,502
	108,171	107,266
Accumulated depreciation	(39,448)	(37,652)
Total property, plant and equipment, net	68,723	69,614
Other assets
Investments	1,505	1,529
Deferred financing costs, net	1,718	1,773
Note receivable	37	37
Total other assets	3,260	3,339
Total assets	$91,433	$90,945

	(Unaudited) November 30, 2005	(Audited) August 31, 2005
Liabilities and Members’ Equity
Current liabilities
Revolving line of credit	$2,748	$2,724
Accounts payable	2,480	2,830
Accrued interest	545	333
Accrued compensation	1,150	1,449
Other current liabilities	816	1,519
Current maturities of long-term debt	5,168	4,668
Total current liabilities	12,907	13,523

Long-term debt, less current maturities	45,426	46,546

Members’ equity
Members’ equity	32,123	29,891
Non-controlling interest in consolidated entities	977	985
Total members’ equity	33,100	30,876
Total liabilities and members’ equity	$91,433	$90,945

GOLDEN OVAL EGGS, LLC

Consolidated Statements of Operations

For the Three Month Periods Ended November 30, 2005 and 2004

(In Thousands, except per unit data)

(Unaudited)

	November 30, 2005	November 30, 2004
Net sales	$19,033	$17,295
Cost of goods sold	15,183	12,962
Gross profit	3,850	4,333
Operating expenses	2,116	1,613
Income from operations	1,734	2,720
Other income (expense)
Interest expense	(507)	(1,471)
Non-controlling interest in income in consolidated entities	5	(23)
Other income	351	124
Total other expense	(151)	(1,370)
Net income	$1,583	$1,350
Weighted average members’ units outstanding	4,689	4,582
Net income per member’s unit	$0.34	$0.29
Distributions per member’s unit	$—	$—

Results of Operations

Net Sales.   Net sales for the first quarter of fiscal 2006 were $19.0 million, an increase of $1.7 million, or 10.0%, as compared to net sales of $17.3 million for the first quarter of fiscal 2005.  Although the volume of total eggs sold increased during the first fiscal 2006 quarter as compared to the first fiscal 2005 quarter, the price per pound decreased.  Pounds sold for first quarter 2006 were 51.6 million, an increase of 8.2 million pounds, or 18.9%, as compared to first quarter 2005.  The increase in production was the result of five new layer barns that were added at the Thompson facility since the first quarter of fiscal 2005.  The Company’s average selling price per pound for the first quarter of fiscal 2006 was $.342, compared to $.368 for the first quarter of fiscal 2005, a decrease of $.026 per pound, or 7.1%.  The Company’s average selling price is the blended price for liquid whole eggs, liquid egg whites and liquid egg yolks.  The decrease in the average selling price is still a reflection of an oversupply of eggs.   The supply of eggs and the demand for them are starting to get more in line and liquid egg prices are getting closer to reflecting 10-year averages.

Cost of goods sold.  Cost of goods sold for the first quarter of fiscal 2006 was $15.2 million, an increase of $2.2 million, or 17.1%, as compared to the first quarter of fiscal 2005.  With the addition of the five new barns, feed usage increased 23.7 million pounds during the first quarter of fiscal 2006 as compared to the first quarter of fiscal 2005.  The 24% increase in feed usage mirrored the increase in layers housed in the new barns.  Despite the increased feed usage, total feed costs increased only $.2 million during the first quarter of fiscal 2006 versus fiscal 2005 as the cost per pound of feed dropped 16.4%.  This lower feed cost was the result of lower corn and soybean meal prices.  Based on the recent crop results, the Company should continue to experience these lower feed costs for the next few months.  Shell eggs purchased from third parties to be broken at our processing facilities increased $.4 million to $1.1 million in the first quarter of fiscal 2006, as compared to $.7 million during the first quarter of fiscal 2005. This increase was the result of higher market prices for these eggs.  The rest of the increase in cost of goods sold was the result of increased husbandry, processing and transportation costs associated with the additional 5 new layer barns.

Operating expenses. Operating expenses for the first quarter of fiscal 2006 were $2.1 million, an increase of $.5 million, or 31.2%, as compared to the first quarter of fiscal 2005.  Administration salaries and fringe benefits increased $.2 million while professional fees ran $.3 million higher due to increased costs associated with public reporting.

Total other expense.  Total other expense for the first quarter of fiscal 2006 was $.2 million, a decrease of $1.2 million, or 89.0%, as compared to the first quarter of fiscal 2005.  In September 2004, the Company entered into a new financing arrangement with CoBank.  As part of this arrangement, the Company paid off the balance of the 2000 bonds.  Due to the extinguishment of this debt, the Company wrote off the value of the bond issue costs associated with those bonds and recorded it as interest expense.  The net book value of those costs was $.8 million. Interest costs increased $.1 million in the first quarter of fiscal 2006 as compared to the first quarter of fiscal 2005.  This increase was the result of the increase in long-term debt.  The Company is exposed to interest rate risk on its debt and enters into interest rate collar agreements to manage this risk.  The Company has not elected to treat its interest rate collar derivatives as hedges and thus recognizes the changes in fair value of the derivative instruments as interest expense.  During the first quarter of fiscal 2006, the Company recognized $.5 of income associated with the change in fair value of these instruments.

Net Income.  As a result of the above, net income for the first quarter ended November 30, 2005 was $1.6 million, or $.34 per unit, compared to net income of $1.4 million, or $.29 per unit for the quarter ended November 30, 2004.  As a percent of net sales, net income was 8.3% for the quarter ended November 30, 2005, compared to net income of 7.8% for the quarter ended November 30, 2004.